EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

            We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-80939, 333-54474 and 333-57522) of Latitude Communications, Inc. of our report dated January 19, 2001 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Jose, CA
March 30, 2001